Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 22-I dated January 13, 2012 and
underlying supplement no. 1-I dated November 14, 2011	Term sheet to Product Supplement No. 22-I Registration Statement No. 333-177923 Dated May 16, 2013; Rule 433

Structured Investments	$ Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF due May 29, 2015

General

•	The notes are designed for investors who seek a fixed return that will not be less than 24.00% or greater than 28.00%, and who anticipate that the closing level of each of the S&P 500® Index and the Russell 2000® Index and the closing price of one share of the Market Vectors Gold Miners ETF will not be less than the applicable Starting Underlying Level by more than 45% on any day during the Monitoring Period. Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal at maturity, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 29, 2015*
•	The notes are not linked to a basket composed of the Underlyings and do not provide any asset diversification benefits from linking to multiple Underlyings. Instead, the payment at maturity is based on the least performaning of the Underlyings, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about May 28, 2013 and are expected to settle on or about May 31, 2013.

Key Terms

Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker :RTY) (each, an “Index” and collectively, the “Indices”) and the Market Vectors Gold Miners ETF (Bloomberg ticker: GDX) (each, an “Underlying,” and collectively, the “Underlyings”)
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.
Buffer Amount:	With respect to each Underlying, an amount that represents 45.00% of its Starting Underlying Level (subject to adjustments in the case of the Fund)
Payment at Maturity:

If a Knock-Out Event has not occurred, you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Digital Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Digital Return)

If a Knock-Out Event has occurred and the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level, you will receive the principal amount of your notes at maturity.

If a Knock-Out Event has occurred and the Ending Underlying Level of any of the Underlyings is less than its Starting Underlying Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If a Knock-Out Event has occurred and the Ending Underlying Level of any of the Underlyings is less than its Starting Underlying Level, you will lose some or all of your principal amount at maturity.

Digital Return:	Between 24.00% and 28.00%, which reflects the maximum return on the notes. The actual Digital Return will be provided in the pricing supplement and will not be less than 24.00% or greater than 28.00%. Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than $1,240 or greater than $1,280.
Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date
Underlying Return:	Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Starting Underlying Level:	With respect to each Underlying, the closing level or closing price, as applicable, of that Underlying on the pricing date (in the case of the Fund, divided by the Share Adjustment Factor).
Ending Underlying Level:	With respect to each Underlying, the closing level or closing price, as applicable, of that Underlying on the Observation Date
Share Adjustment Factor:	With respect to the Fund, 1.0 on the pricing date and subject to adjustments under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 22-I for further information about these adjustments.
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Observation Date*:	May 26, 2015
Maturity Date*:	May 29, 2015
CUSIP:	48126NAG2
*	Subject to postponement as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 22-I

Investing in the Knock-Out Digital Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 22-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker dealer is an investment adviser. These broker dealers will forego any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-44 of the accompanying product supplement no. 22-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $963.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 16, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 22-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 22-I dated January 13, 2012 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 22-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 22-I dated January 13, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000248/e46913_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement no. 22-I, the High Digital Return is equal to the Digital Return, and the Low Digital Return is equal to 0%.

Selected Purchase Considerations

•	FIXED AND CAPPED APPRECIATION POTENTIAL — If a Knock-Out Event has not occurred, you will receive a fixed and capped return equal to the Digital Return at maturity, which also reflects the maximum return on the notes at maturity. The Digital Return will be provided in the pricing supplement and will not be less than 24.00% or greater than 28.00%. Accordingly, the maximum payment at maturity will not be less than $1,240 or greater than $1,280 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL FOR A RETURN BASED ON THE DIGITAL RETURN EVEN IF THE LEAST PERFORMING UNDERLYING RETURN IS NEGATIVE — The Buffer Amount for each Underlying is set at 45% of the applicable Starting Underlying Level. Accordingly, at maturity you will receive the Digital Return even if the closing level or closing price, as applicable, of any of the Underlyings on any day during the Monitoring Period is less than the applicable Starting Underlying Level by up to 45%. If, however, the closing level or closing price, as applicable, of any of the Underlyings on any day during the Monitoring Period is less than the applicable Starting Underlying Level by more than 45%, your payment at maturity will not reflect the Digital Return, and you could lose some or all of your principal amount.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the S&P 500® Index, the Russell 2000® Index or the Market Vectors Gold Miners ETF.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth

JPMorgan Structured Investments —	TS-1
Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF trades on NYSE Arca under the ticker symbol “GDX.” The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the “Underlying Index” with respect to the Market Vectors Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index primarily comprised of publicly traded companies involved in the mining of gold. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange or the NYSE Amex LLC or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. For additional information about the Fund, see the information set forth under “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 22-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Underlyings or any equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 22-I dated January 13, 2012 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. We will pay you your principal back at maturity only if a Knock-Out Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level. If a Knock-Out Event has occurred and the Ending Underlying Level of any of the Underlyings is less than its Starting Underlying Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE DIGITAL RETURN — If a Knock-Out Event has not occurred, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in any of the Underlyings, which may be significant. We refer to this percentage as the Digital Return, which will be provided in the pricing supplement and will not be less than 24.00% or greater than 28.00%.
JPMorgan Structured Investments —	TS-2
Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 22-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity is not linked to a basket consisting of the Underlyings. Your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to all of the Underlyings. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If a Knock-Out Event has occurred and the Ending Underlying Level of any of the Underlyings is less than its Starting Underlying Level, your payment at maturity will be determined by the Underlying with the worse performance as of the Observation Date, and the notes may not return any of your initial investment. This will be true even if the Ending Underlying Levels of the other Underlyings are greater than or equal to their Starting Underlying Levels. The Underlyings’ respective performances may not be correlated and, as a result, if a Knock-Out Event has occurred, you may avoid a loss on your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	YOUR ABILITY TO RECEIVE THE DIGITAL RETURN MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any of the Underlyings is less than its Starting Underlying Level by the applicable Buffer Amount, a Knock-Out Event will occur, and you will not be entitled to receive the Digital Return on the notes. Under these circumstances, you could lose some or all of the principal amount of your notes at maturity.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any of the Underlyings is less than its Starting Underlying Level by the applicable Buffer Amount, you will be fully exposed to any depreciation in the Least Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of any of the Underlyings is less than its Starting Underlying Level, you could lose some or all of your principal amount at maturity. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is greater than or equal to its Starting Underlying Level or less than its Starting Underlying Level by less than the applicable Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus a return on your notes equal to the Digital Return. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models
JPMorgan Structured Investments —	TS-3
Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Underlyings;
•	whether a Knock-Out Event has occurred or is expected to occur;
•	the time to maturity of the notes;
•	the dividend rates on the Underlyings and the equity securities held by the Underlyings;
•	the actual and expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the pricing date that the closing level or closing price, as applicable, of that Underlying could close below its
JPMorgan Structured Investments —	TS-4
Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of an Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. Moreover, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between an Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca, and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF are issued by gold or silver mining companies. Because the value of the notes is linked to the performance of the Market Vectors Gold Miners ETF, an investment in these notes will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
•	NON-U.S. SECURITIES RISK — Some or all of the equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities included in or held by the Underlyings would have.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for an Underlying for certain events affecting the shares of the Fund. However,
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the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	THE TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Digital Return will be provided in the pricing supplement and each may be as low as the applicable minimum value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum values for JPMS’s estimated value and the Digital Return.
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Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

What Is the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Underlying is the S&P 500® Index. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity. In addition, the following table and examples assume a Starting Underlying Level for the Least Performing Underlying of $1,650 and a Digital Return of 24.00% and reflect the Buffer Amount of 45.00%. The actual Digital Return will be provided in the pricing supplement and will not be less than 24.00% or greater than 28.00%.. Each hypothetical total return or payment set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Knock-Out Event Has Not Occurred (1)		Knock-Out Event Has Occurred (1)
Ending Underlying Level	Least Performing Underlying Return	Note Total Return	Payment at Maturity	Note Total Return	Payment at Maturity
2,970.000	80.00%	24.00%	$1,240.00	0.00%	$1,000.00
2,722.500	65.00%	24.00%	$1,240.00	0.00%	$1,000.00
2,475.000	50.00%	24.00%	$1,240.00	0.00%	$1,000.00
2,310.000	40.00%	24.00%	$1,240.00	0.00%	$1,000.00
2,145.000	30.00%	24.00%	$1,240.00	0.00%	$1,000.00
1,980.000	20.00%	24.00%	$1,240.00	0.00%	$1,000.00
1,815.000	10.00%	24.00%	$1,240.00	0.00%	$1,000.00
1,732.500	5.00%	24.00%	$1,240.00	0.00%	$1,000.00
1,650.000	0.00%	24.00%	$1,240.00	0.00%	$1,000.00
1,567.500	-5.00%	24.00%	$1,240.00	-5.00%	$950.00
1,485.000	-10.00%	24.00%	$1,240.00	-10.00%	$900.00
1,320.000	-20.00%	24.00%	$1,240.00	-20.00%	$800.00
1,155.000	-30.00%	24.00%	$1,240.00	-30.00%	$700.00
990.000	-40.00%	24.00%	$1,240.00	-40.00%	$600.00
907.500	-45.00%	24.00%	$1,240.00	-45.00%	$550.00
907.335	-45.01%	N/A	N/A	-45.01%	$549.90
825.000	-50.00%	N/A	N/A	-50.00%	$500.00
660.000	-60.00%	N/A	N/A	-60.00%	$400.00
495.000	-70.00%	N/A	N/A	-70.00%	$300.00
330.000	-80.00%	N/A	N/A	-80.00%	$200.00
165.000	-90.00%	N/A	N/A	-90.00%	$100.00
0.000	-100.00%	N/A	N/A	-100.00%	$0.00

(1) A Knock-Out Event occurs if the closing level or closing price, as applicable, of any of the Underlyings is less than its Starting Underlying Level by more than 45% on any day during the Monitoring Period.

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: A Knock-Out Event has not occurred and the level of the Least Performing Underlying increases from the Starting Underlying Level of 1,650 to an Ending Underlying Level of 1,815. Because a Knock-Out Event has not occurred, the investor is entitled to the Digital Return and receives a payment at maturity of $1,240 per $1,000 principal amount note, which represents the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 × 24.00%) = $1,240

Example 2: A Knock-Out Event has not occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 1,650 to an Ending Underlying Level of 1,320. Even though the Ending Underlying Level of the Least Performing Underlying of 1,320 is less than its Starting Underlying Level of 1,650, because a Knock-Out Event has not occurred, the investor is entitled to the Digital Return and receives a payment at maturity of $1,240 per $1,000 principal amount note, which represents the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 × 24.00%) = $1,240

Example 3: A Knock-Out Event has not occurred and the level of the Least Performing Underlying increases from the Starting Underlying Level of 1,650 to an Ending Underlying Level of 2,475. Because a Knock-Out Event has not occurred and although the Least Performing Underlying Return of 50% is greater than the Digital Return of 24.00%, the investor is entitled to only the Digital Return and receives a payment at maturity of $1,240 per $1,000 principal amount note, which represents the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 × 24.00%) = $1,240

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Example 4: A Knock-Out Event has occurred and the level of the Least Performing Underlying increases from the Starting Underlying Level of 1,650 to an Ending Underlying Level of 1,815. Because a Knock-Out Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 1,815 is greater than its Starting Underlying Level of 1,650 and even though the Least Performing Underlying Return is 10%, the investor is entitled to only the principal amount of the notes at maturity.

Example 5: A Knock-Out Event has occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 1,650 to an Ending Underlying Level of 825. Because a Knock-Out Event has occurred, the Ending Underlying Level of the Least Performing Underlying of 825 is less than its Starting Underlying Level of 1,650 and the Least Performing Underlying Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50.00%) = $500

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Knock-Out Digital Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF from January 4, 2008 through May 10, 2013. The closing level of the S&P 500® Index on May 15, 2013 was 1,658.78. The closing level of the Russell 2000® Index on May 15, 2013 was 988.54. The closing price of one share of the Market Vectors Gold Miners ETF on May 15, 2013 was $27.39.

We obtained the various closing levels or closing prices, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels or prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any of the Underlyings on the pricing date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

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JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Least Performing Underlying?” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-28 of the accompanying product supplement no. 22-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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